Registration No. 333-_________

As filed with the Securities and Exchange Commission on June 18, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESSA Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	20-8023072
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

200 Palmer Street
Stroudsburg, Pennsylvania 18360
(Address of Principal Executive Offices)

ESSA Bancorp, Inc. 2024 Equity Incentive Plan
(Full Title of the Plan)

Copies to:
Gary S. Olson	Marc P. Levy, Esq.
President and Chief Executive Officer	D. Max Seltzer, Esq.
ESSA Bancorp, Inc.	Luse Gorman, PC
200 Palmer Street	5335 Wisconsin Ave., N.W., Suite 780
Stroudsburg, Pennsylvania 18360	Washington, DC 20015-2035
(570) 421-0531	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2.  Plan Information; and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the ESSA Bancorp, Inc. 2024 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
The following documents previously filed by ESSA Bancorp, Inc. (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):
(a) The Company’s Annual Report on Form 10-K for the year ended September 30, 2023 filed with the Commission on December 14, 2023 (File No. 001-33384), pursuant to Section 13(a) of the Exchange Act;
(b) The Company’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2023, filed with the Commission on February 13, 2024, and for the quarter ended March 31, 2024, filed with the Commission on May 13, 2024 (File No. 001-33384);
(c) The Company’s Current Report on Form 8-K filed on March 7, 2024 (File No.  001-33384); and
(d) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on March 27, 2007 (File No. 001-33384), including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.

Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers
Indemnification of Directors and Officers of ESSA Bank & Trust. Article VI of the bylaws of ESSA Bank & Trust, set forth circumstances under which directors, officers, employees and agents of ESSA Bank & Trust may be insured or indemnified against liability which they incur in their capacities as such:

Section 1.   Personal Liability of Directors.  A director of the Bank shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law (including 42 Pa. C.S. 8332.5 et seq.) a director’s liability for monetary damages may not be limited.

Section 2.  Indemnification.  The Bank shall indemnify in accordance with its Indemnification Policy any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Bank, whether civil, criminal, administrative or investigative, by reason of the fact that such a person is or was a director or officer of the Bank, or is or was serving while a director or officer of the Bank and at the request of the Bank, as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid n settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Pennsylvania law.

Section 3.  Advancement of Expenses.  Reasonable expenses incurred by an officer or director of the Bank in defending a civil or criminal action, suit or proceeding described in Section 2 shall be paid by the Bank in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Bank.

Section 4.  Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, any insurance or other agreement, vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5.  Insurance.  The Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Bank should have the power to indemnify him/her against such liability under the provisions of these By-Laws.

Section 6.  Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction) the Bank may create and fund a trust or fund of any nature, any may enter into agreements with its officers and directors, for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article.

Section 7.  Modification.  The duties of the Bank to indemnify and to advance expenses to a director or officer provided in this Article shall be in the nature of a contract between the Bank and each such director or officer, and no amendment or repeal of any provision of the Article, and no amendment or termination of any trust or other fund created pursuant to Section 6 shall alter, the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document

4
Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-139157) originally filed by the Company under the Securities Act with the Commission on December 7, 2006, and all amendments or reports filed for the purpose of updating such description)

5	Opinion of Luse Gorman, PC

10.1
ESSA Bancorp 2024 Equity Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of ESSA Bancorp, Inc. filed under the Exchange Act on January 25, 2024 (File No. 001-33384))

10.2	Form of Restricted Stock Award Agreement for Directors (Time-Based Vesting)

10.3	Form of Restricted Stock Award Agreement for Executive Officers (Time-Based Vesting)

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of S.R. Snodgrass P.C. (Independent Registered Public Accounting Firm)

24	Power of Attorney (contained on signature page)

107	Filing Fee Table
____________________________________

Item 9.	Undertakings

The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Stroudsburg, Pennsylvania, on this 18th day of June, 2024.
ESSA BANCORP, INC.

By:	/s/ Gary S. Olson
Gary S. Olson
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of ESSA Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Gary S. Olson, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Gary S. Olson may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the ESSA Bancorp, Inc. 2024 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Gary S. Olson  shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Gary S. Olson	Director, President & Chief Executive	June 18, 2024
Gary S. Olson	Officer (Principal Executive Officer)

/s/ Allan A. Muto	Executive Vice President & Chief	June 18, 2024
Allan A. Muto	Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert C. Selig Jr.	Chairman of the Board	June 18, 2024
Robert C. Selig Jr.

/s/ Joseph S. Durkin	Director	June 18, 2024
Joseph S. Durkin

/s/ Daniel J. Henning	Director	June 18, 2024
Daniel J. Henning

/s/ Christine D. Gordon J.D.	Director	June 18, 2024
Christine D. Gordon J.D.

/s/ Philip H. Hosbach, IV	Director	June 18, 2024
Philip H. Hosbach, IV

/s/ Tina Q. Richardson	Director	June 18, 2024
Tina Q. Richardson

/s/ Carolyn P. Stennett	Director	June 18, 2024
Carolyn P. Stennett
/s/ Elizabeth B. Weekes	Director	June 18, 2024
Elizabeth B. Weekes
5